EXHIBIT 99.1

NEWS RELEASE for June 1, 2006 at 7:30 a.m. EDT

Contact:

Roberta L. Smigel
Clarient, Inc.
(949) 425.5810
investorrelations@clarientinc.com

CLARIENT NAMES LABORATORY INDUSTRY EXPERT, JAMES V. AGNELLO,
AS NEW CHIEF FINANCIAL OFFICER

ALISO VIEJO, Calif. (June 1, 2006) – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced today the appointment of James V. Agnello as Senior Vice President and Chief Financial Officer effective June 19, 2006.

Mr. Agnello replaces Jay Roberts, who has been serving as Clarient’s Interim CFO since February, 2006.

Mr. Agnello brings over 15 years of service in laboratory services businesses to his new responsibilities. He most recently served as Controller and Chief Accounting Officer and Division Chief Financial Officer at Teleflex, Inc. (NYSE: TFX), a $2.5 billion global manufacturing and engineering conglomerate.

Previously he served as Senior Vice President and Chief Financial Officer for Impath, Inc., a science-based health care services company, responsible for all areas of finance and administration, including SEC reporting. Mr. Agnello also served as Vice President and Controller for SmithKline Beecham’s $1.5 billion clinical laboratory division prior to its merger with Quest Diagnostics, after serving in a variety of senior finance positions throughout the company.

“We are extremely pleased to have Jim join the Clarient organization,” said Ron A. Andrews, President and CEO. “Jim possesses the rare combination of public company experience, reference laboratory service experience and exceptional leadership skills that we were looking for to fill this important position. The ability to recruit someone of Jim’s caliber is a testimony to the success of our new business model and the dedication of our employees to Taking Cancer Personally. Jim’s extensive knowledge in this field will help as we continue to grow our laboratory services business and enhance our operational effectiveness. I would also like to thank Jay Roberts for his tremendous support in the interim role while we completed the recruiting process.”

“I am very pleased to be joining Clarient at this point in the Company’s life,” said Mr. Agnello. “Clarient has a strong business model which has helped fuel the impressive growth in its laboratory services business in a relatively short period of time. With the proper financial discipline, focus on cash flow, asset and expense management coupled with the strong service orientation already inherent in the employees, I’m convinced Clarient has the ability to create significant shareholder value while making a considerable contribution to the diagnosis and treatment of cancer. I look forward to working with Jay and Ron to assure a smooth transition.”

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Subject to approval of its Board of Directors, Clarient will be granting Mr. Agnello non-qualified options to purchase 300,000 shares of its common stock for an exercise price equal to the fair market value of Clarient’s common stock on the date of grant (which options will vest over a five year period), in addition to other compensation and benefits commensurate with his position and responsibilities the material terms of which are described in Clarient’s Current Report on Form 8-K filed on the date hereof with the Securities and Exchange Commission.

About Clarient Inc.

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to continue to develop and expand its instrument systems business and its diagnostic laboratory services business, the Company’s ability to successfully move and consolidate the Company’s operations into its new facility, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with Dako, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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